    For Executive Management

Exhibit 10.2
Performance Based Restricted Stock Unit Award Terms
under the
Chubb Limited 2016 Long-Term Incentive Plan
The Participant has been granted a Performance Based Restricted Stock Unit Award (the “Award”) by Chubb Limited (the “Company”) under the Chubb Limited 2016 Long-Term Incentive Plan (the “Plan”). The Covered Performance Units and Premium Performance Units granted pursuant to this Award shall be subject to the following Performance Based Restricted Stock Unit Award terms (the “Terms”):
1.Terms of Award. Subject to the following Terms, the Participant has been granted the right to receive shares of Stock of the Company (“Units”) as of the Delivery Date. Each “Unit” represents the right to receive one share of Stock. The following words and phrases used in these Terms shall have the meanings set forth in this paragraph 1:
(a)The “Participant” is the individual recipient of the Performance Based Restricted Stock Unit Award on the specified Grant Date.
(b)The “Grant Date” is [Insert Date].
(c)The “Commencement Date” is [Insert Date].
(d)The “Delivery Date” shall be the end of the Restricted Period with respect to the applicable Units.
(e)The number of “Covered Performance Units” shall be that number of Units awarded to the Participant on the Grant Date as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.
(f)The number of “Premium Performance Units” shall be that number of Units awarded to the Participant on the Grant Date as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.
Other words and phrases used in these Terms are defined pursuant to paragraph 13 or elsewhere in these Terms.
2.Restricted Period for Covered Performance Units. Subject to the limitations of these Terms, the “Restricted Period” for the Covered Performance Units shall begin on the Grant Date and end on the Vesting Date as described below (but only if the Date of Termination has not occurred before the Vesting Date):
(a)If the Cumulative Performance of the Company during the Performance Period is equal to 50% or greater, the Restricted Period shall end for any Covered Performance Units on the later of the three-year anniversary of the Grant Date and the date the Committee certifies that the requisite Cumulative Performance has been achieved during the Performance Period (such later date referred to as the “Vesting Date”). If the Cumulative

Performance of the Company during the Performance Period is less than 50%, the Restricted Period shall end with respect to a number of the Covered Performance Units determined by multiplying the total number of Covered Performance Units by the Performance Percentage (as determined below) on the Vesting Date.
(b)The “Performance Percentage” will be determined based on the achievement of the Cumulative Performance over the Performance Period in accordance with the following schedule:

If the Cumulative Performance during the applicable Performance Period:	The Performance Percentage will be:
Does not exceed 25%	0%
Exceeds 25%, but does not meet or exceed 50%	A percentage between 50% and 100%, based on a linear interpolation of the Cumulative Performance between the 25% and 50% levels

(c)For the avoidance of doubt, the Restricted Period shall end only on or after the Committee’s certification that the Cumulative Performance for the Performance Period has been completed. Any Covered Performance Units that have not vested as of the end of the Restricted Period shall be forfeited by the Participant as of the Vesting Date.
3.Retirement. If the Participant’s Date of Termination occurs because of Retirement, then for any Covered Performance Units and any Premium Performance Units as to which the Restricted Period has not otherwise ended prior to the Date of Termination, the Participant shall become vested and the Restricted Period shall end for any Covered Performance Units if and when the terms of paragraph 2 are satisfied with respect to such Covered Performance Units and for any Premium Performance Units if and when the terms of paragraph 7 are satisfied with respect to such Premium Performance Units, in each case, determined as though the Participant had remained employed and the Date of Termination had not occurred prior to the end of any applicable Restricted Period for purposes of these Terms. Notwithstanding the foregoing, if the Participant’s Date of Termination on account of Retirement occurs (a) prior to the six-month anniversary of the Grant Date without appropriate notice as determined by the Committee and (b) prior to the Vesting Date, the Committee may cause the Participant to forfeit any or all Premium Performance Units as of the Date of Termination.
4.Death, Long-Term Disability and Change in Control. Notwithstanding the provisions of paragraph 2, the Restricted Period for Covered Performance Units shall end prior to the date specified in paragraph 2 to the extent set forth below:

(a)For Covered Performance Units as to which the Restricted Period has not ended prior to the Date of Termination, the Restricted Period for such Covered Performance Units shall end upon the Participant’s Date of Termination, and the Covered Performance Units shall fully vest upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death or Long-Term Disability.
(b)For Covered Performance Units as to which the Restricted Period has not ended prior to the date of a Change in Control, the Restricted Period for such Covered Performance Units shall end upon a Change in Control, and the Covered Performance Units shall vest upon the Change in Control, provided that such Change in Control occurs on or before the Date of Termination.
5.Restricted Period for Premium Performance Units. Subject to the limitations of these Terms, the Restricted Period for the Premium Performance Units shall begin on the Grant Date and end on the Vesting Date (but only if the Date of Termination has not occurred before the Vesting Date) as follows:
(a)The Restricted Period shall end on the Vesting Date for the number of the Premium Performance Units determined by multiplying the number of Premium Performance Units by the Premium Award Performance Percentage (as determined below).
(b)The “Premium Award Performance Percentage” will be determined based on the achievement of the Cumulative Performance over the Performance Period in accordance with the following schedule:

If the Cumulative Performance during the Performance Period:	The Premium Award Performance Percentage will be:
Does not meet or exceed 50%	0%
Meets or exceeds 50%, but does not exceed 75%	A percentage between 0% and [77%][85%], based on a linear interpolation of the Cumulative Performance between the 50% and 75% levels
Exceeds 75% and the Total Shareholder Return of the Company during the Performance Period does not meet or exceed the 55th percentile of the Total Shareholder Return of the Peer Companies.	[77%][85%]
Exceeds 75% and the Total Shareholder Return of the Company during the Performance Period meets or exceeds the 55th percentile of the Total Shareholder Return of the Peer Companies.	100%

(c)For the avoidance of doubt, the Restricted Period shall end only on or after the Committee’s certification that the Cumulative Performance for the Performance Period has been completed. Any Premium Performance Units that have not vested as of the end of the Restricted Period shall be forfeited by the Participant as of the Vesting Date. Except as provided in paragraph 3 for a Date of Termination that occurs because of Retirement, the Participant shall not be entitled to vesting of any Premium Performance Units if the Date of Termination occurs before the Vesting Date for any reason.
6.Transfer and Forfeiture of Shares. Except as otherwise determined by the Committee and as provided in paragraphs 3, 4 and 5 above, the Participant shall forfeit any Covered Performance Units and Premium Performance Units as of the Date of Termination, if such Date of Termination occurs prior to the Vesting Date. Any vested Units which are not subject to a Deferral Election shall be delivered to the Participant in the form of Stock free of all restrictions at or within 30 days after the Delivery Date, but in no event later than March 15 of the year following the Vesting Date; provided, however, if such delivery is contingent on the Participant's execution of a release in accordance with subparagraph 12(l) and the applicable 30-day period begins in one taxable year and ends in a second taxable year, the Units shall be delivered in the second taxable year. After delivery of a share of Stock for a Unit, the Unit shall have no further force or effect. Notwithstanding anything in this Agreement to the contrary, to the extent a Unit granted under this Agreement is subject to a Deferral Election, then to the extent not forfeited under this Agreement, such Unit shall be delivered to the Participant at the time and in the form provided under the terms of the Chubb Deferred Stock Unit Plan.
7.Withholding. All deliveries and distributions and the vesting of shares of stock under these Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time and to the extent permitted under Code Section 409A, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan. Notwithstanding the foregoing, the Committee has the authority to make the necessary elections to ensure appropriate taxes are withheld.1
8.Transferability. Except as otherwise provided by the Committee, awards under these Terms may not be sold, assigned, transferred, pledged or otherwise encumbered prior to vesting and delivery.
9.Dividend Equivalents. The Participant shall be permitted to receive cash payments equal to the dividend equivalents and distributions paid on shares of Stock to the same extent as if each Unit was a share of Stock, and those shares were not subject to the restrictions imposed by these Terms and the Plan; provided, however, that no dividend equivalents or distributions shall be payable to or for the benefit of the Participant with respect to record dates for such dividend equivalents or distributions occurring on or after the date, if any, on which the Participant has received a share of Stock in exchange for a Unit or has forfeited the Units. Dividend equivalent payments made under this paragraph 9 with respect to record dates on or after the Grant Date for such Units but prior to the end of the Restricted Period for such Units shall be accumulated and distributed to the Participant on the date that the Restricted Period ends with respect to the Units pursuant to which such dividend equivalent was paid, unless such dividend equivalents are subject to a Deferral Election. Notwithstanding anything in this Agreement to the contrary, to the extent a dividend equivalent payable under this Agreement is subject to a Deferral Election, such dividend equivalent shall be paid to the Participant at the time and in the form provided under the terms of the Chubb Deferred Stock Unit Plan.
10.Voting. The Participant shall not be a shareholder of record with respect to the Units and shall have no voting rights with respect to the Units during the Restricted Period.
11.Participant’s Rights to Shares. Prior to the delivery of shares of Stock which are to be delivered pursuant to these Terms, (a) the Participant shall not be treated as owner of the shares, shall not have any rights as a shareholder as to those shares, and shall have only a contractual right to receive them, unsecured by any assets of the Company or its subsidiaries; and (b) the Participant’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Plan.

12.Definitions. For purposes of these Terms, words and phrases shall be defined as follows:
(a)Change in Control. The term “Change in Control” shall be defined as set forth in the Plan.
(b)Chubb Deferred Stock Unit Plan. The term “Chubb Deferred Stock Unit Plan” means the Chubb Deferred Stock Unit Plan, effective January 1, 2024, as amended from time to time
(c)Combined Ratio. The “Combined Ratio” for a given period is determined as the sum of the loss and loss expense ratio, the policy acquisition cost ratio and the administrative expense ratio in relation to the P&C insurance business. For the Company, the Combined Ratio is determined as the P&C combined ratio disclosed in the Form 10-K for such period (or the average of the disclosed combined ratios for each year if the period is longer than one year). For the Peer Group for purposes of these Terms, the Combined Ratio is determined as the combined ratio publicly disclosed for such company, on a comparable basis, for such period (or the average of the disclosed combined ratios for each year if the period is longer than one year).
(d)Cumulative Performance. The term “Cumulative Performance” means, as to the Company, a percentage equal to the sum of (A) and (B) where (A) equals the First Performance Goal multiplied by seven-tenths (0.70) and where (B) equals the Second Performance Goal multiplied by three-tenths (0.30). For example, if the First Performance Goal equals 80% and the Second Performance goal equals 50%, then the Cumulative Performance would equal 71% determined as the sum of (80%*.7) and
(50% *.3). The determination of the Cumulative Performance and its parameters is subject to rules established by the Committee from time-to-time.
(e)Date of Termination. A Participant’s “Date of Termination” means, with respect to an employee, the date on which the Participant’s employment with the Company and the Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.

(f)Deferral Election. A Participant’s “Deferral Election” means an irrevocable deferral election timely made under the terms of the Chubb Deferred Stock Unit Plan.
(g)Director. The term “Director” means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.
(h)First Performance Goal. The term “First Performance Goal” for the Performance Period means the achievement by the Company of growth in tangible book value per common shares outstanding as reported under GAAP during the Performance Period, as compared to the growth in tangible book value per common shares outstanding as reported under GAAP during the same Performance Period by the Peer Companies expressed as a percentile rank as compared to the Peer Group. The determination of the First Performance Goal and its parameters is subject to rules established by the Committee from time-to-time. The Committee, in its discretion, may adjust the reported tangible book value for the Company or the Peer Companies for the Performance Period.
(i)Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Participant is determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a Subsidiary; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Subsidiary, then the Participant shall be considered to have a “Long-Term Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.
(j)Peer Companies. The term “Peer Companies” means the companies which are in the Chubb Financial Performance Peer Group (the “Peer Group”) as determined by the Committee within 90 days of the beginning of the Performance Period and for which financial information is available for all year(s) in the Performance Period.
(k)Performance Period. The term “Performance Period” shall mean the three-year period beginning on the Commencement Date and ending on the third anniversary of the Commencement Date.
(l)Retirement. The term “Retirement” means the Participant’s Date of Termination that occurs on or after the Participant has both completed at least ten years of service with the Company or a Subsidiary and attained at least age 62; provided, however, that a Date of Termination will not be treated as a Retirement unless the Participant (i) has terminated employment in good standing with the Company or a Subsidiary, and (ii) executes an agreement and release as required by the Company which will include, without limitation, a general release, and non-competition and non-solicitation provisions.  A Participant shall be deemed to have executed a release as described in clause (ii) above only if such release is returned by such time as is established by the Company; provided that to the extent benefits provided pursuant to the Plan would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in

Treas. Reg. §1.409A-1, such benefits shall be paid to the Participant only if the release is returned in time to permit the distribution of the benefits to satisfy the requirements of Section 409A of the Internal Revenue Code with respect to the time of payment.
(m)Second Performance Goal. The term “Second Performance Goal” for the Performance Period means the achievement by the Company of its Combined Ratio during the Performance Period, as compared to the Combined Ratio reported publicly during the same Performance Period by the Peer Companies expressed as a percentile rank as compared to the Peer Group. The determination of the Second Performance Goal and its parameters is subject to rules established by the Committee from time-to-time. The Committee, in its discretion, may adjust the Combined Ratio for the Company or the combined ratio reported publicly for the Peer Companies for the Performance Period.
(n)Total Shareholder Return. The term “Total Shareholder Return” means the total return per share of stock to the Company’s shareholders or the shareholders of the applicable Peer Company, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in the stock), during the Performance Period. The value of the applicable company’s stock at the beginning and end of the Performance Period shall be established based on the average of the averages of the high and low trading prices of the applicable stock on the principal exchange on which the stock trades for the 15 trading days occurring immediately prior to the beginning or end of the Performance Period, as the case may be. The Committee shall make or shall cause to be made such appropriate adjustments to the calculation of total shareholder return for such entity (including adjusting the average at the beginning of the Performance Period) as shall be necessary or appropriate to avoid an artificial increase or decrease in such return as a result of a stock split (including a reverse stock split), recapitalization, or other event affecting the capital structure of such entity.
13.Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Terms.
14.Heirs and Successors. These Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under these Terms have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Terms and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the complete distribution of benefits to the Designated Beneficiary under these Terms, then any benefits distributable to the Designated

Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
15.Administration. The authority to manage and control the operation and administration of these Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Terms as it has with respect to the Plan. Any interpretation of these Terms by the Committee and any decision made by it with respect to these Terms are final and binding on all persons.
16.Plan and Corporate Records Govern. Notwithstanding anything in these Terms to the contrary, these Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in these Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.
17.Clawback Policy. Notwithstanding anything in these Terms to the contrary, in consideration for the receipt of this Award, the Participant agrees and acknowledges that the Participant’s rights with respect to this Award and any other award granted to the Participant shall be subject to the terms of the Chubb Limited Clawback Policy as amended from time to time.
18.Solicitation Activity.
(a)In light of Participant’s obligations to the Company (references in this paragraph 18 to the “Company” include the Company’s Subsidiaries) and exposure in the course of Participant’s duties to confidential information and customers of the Company, during the term of Participant’s employment and for one year following Participant’s Date of Termination (the “Non-Solicit Period”), Participant will not directly or indirectly:
(i)    solicit, or accept insurance or reinsurance business, or any other business in competition with a business of the Company,2 from, any customer, agent or broker of the Company: (x) that, within one year preceding the Date of Termination, had business communications with Participant or with any person directly or indirectly managed by Participant; or (y) about which Participant had access to confidential information within one year preceding the Date of Termination;
(ii)    solicit or hire any employee of the Company to work for any other individual or entity; or
(iii)     breach the terms of any confidentiality, non-solicitation or non-competition agreement between the Participant and the Company.
(b)Participant hereby acknowledges that this paragraph 18 contains provisions that: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to Participant.  In consideration of this Award and in light of Participant’s education, skills and abilities, Participant agrees that he or she will not assert that, and it should not be considered that, any provisions of this paragraph 18 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
(c)Participant acknowledges and agrees that any failure to comply with any of the terms of this paragraph 18 will irreparably harm the Company for which money damages will be an inadequate remedy. Participant agrees that the Company will have the right to enforce this paragraph 18 in any court of equity to obtain injunctive relief without the posting of a bond and without proof of actual damages. Participant agrees that the foregoing rights and remedies of Company shall be in addition to, and not in lieu of, any other remedies available to the Company at law or in equity.
(d)The Non-Solicit Period will be tolled for any period during which Participant is in violation of any provision of this paragraph 18.
19.Not An Employment Contract. This Award and these Terms will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time. These Terms are not intended to and do not supersede the terms of any previous agreement between the Participant and the Company or a Subsidiary.
20.Notices. Any written notices provided for in these Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
21.Fractional Shares. In lieu of issuing a fraction of a share, resulting from an adjustment of this Award pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
22.Amendment. These Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
23. 409A Compliance. These Terms are intended to be interpreted, operated, and administered in a manner so as not to subject the Participant to the assessment of additional taxes or interest under Code section 409A, and these Terms may be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.
CHUBB LIMITED

By:
Its: